  Exhibit 99.1

Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

Media contact:
Suzie Boland
RFB Communications Group
813-259-0345
sboland@rfbcommunications.com

Oxbridge Re Holdings Limited Reports Third Quarter 2019 Results

GRAND CAYMAN, CAYMAN ISLANDS / ACCESSWIRE / November 4, 2019 – Oxbridge Re (NASDAQ: OXBR), a provider of reinsurance solutions primarily to property and casualty insurers, reported financial results for the three and nine months ended September 30, 2019.

Third Quarter 2019 Results
The Company’s net loss totaled $15,000 or $(0.00) per basic and diluted common share compared with net income of $652,000 or $0.11 per basic and diluted common share in the third quarter of 2018. The increase in net loss was due primarily to lower net premiums earned resulting from the strategic deployment of lower capital during the third quarter of 2019 compared to the same prior year period.

Net premiums earned were $279,000 compared with $700,000 in the third quarter of 2018. The decrease in net premiums earned was wholly due to strategic deployment of lower capital in the current period, when compared to the same quarter a year ago.

Net investment income totaled $54,000 with a $17,000 change in the fair value of equity securities. This compares with $100,000 of net investment income, plus a $118,000 change in the fair value of equity securities, offset by ($61,000) of net realized investment losses in the third quarter of 2018.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses, were $295,000 compared with $368,000 in the third quarter of 2018. The decrease in expenses was due to a decrease in policy acquisition costs and underwriting expenses as a result of the decrease in net premiums earned during the quarter as well as a decrease in general and administrative expenses as a result of further cost savings initiatives implemented by the Company, when compared to the same prior-year period.

At September 30, 2019, cash and cash equivalents and restricted cash and cash equivalents totaled $8.1 million compared with $11.3 million at December 31, 2018.

Third Quarter 2019 Financial Ratios
The Company’s loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio was 0.0% for the third quarter of 2019 compared with 0.0% for the third quarter of 2018. The loss ratios in both periods were due to no loss and loss adjustment expenses incurred in the quarters ended September 30, 2019 and 2018, respectively.

The Company’s acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses with net premiums earned. The acquisition cost ratio was 11.1% for the third quarter of 2019 compared with 9.0% for the same period last year. The increase in the acquisition cost ratio was due to overall higher weighted-average acquisition costs on reinsurance contracts in force during the three months ended September 30, 2019 when compared with the same period last year.

The Company’s expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses, and general and administrative expenses with net premiums earned. The expense ratio was 105.7% for the third quarter of 2019 compared with 33.5% for the third quarter of 2018. The increase in the expense ratio was due primarily to lower net premiums earned and lower net income from derivative instruments during the three-months ended September 30, 2019 compared to the same prior-year period.

The Company’s combined ratio, which measures underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio totaled 105.7% for the third quarter of 2019 compared with 33.5% in the same period last year. The increase in combined ratio was due to lower net premiums earned and lower net income from derivative instruments during the third quarter of 2019 when compared with the same period last year.

Nine Months Ended September 30, 2019 Financial Results
The Company’s net loss totaled $366,000 or a loss of $0.06 per basic and diluted common share compared with net income of $706,000 or $0.12 per basic and diluted common share for the first nine months of 2018. The increase in net loss was due primarily to lower net premiums earned resulting from decreased capital deployed during the nine months ended September 30, 2019 compared to the same prior-year period.

Net premiums earned totaled $372,000 compared with $1,254,000 for the first nine months of 2018. The decrease in net premiums earned was primarily due to lower capital being deployed during the first nine months of 2019 when compared to the same period in the prior year.

Net investment income totaled $182,000 plus $3,000 of net realized investment gains and a $20,000 change in fair value of equity securities. This compares with $280,000 of net investment income, plus a $22,000 change in fair value of equity securities offset by a loss of $237,000 in net realized investment for the first nine months of 2018.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses were $849,000 compared with $1,090,000 in the first nine months of 2018. The decrease in total expenses was due to further cost savings initiatives implemented by the Company during 2019 compared to the prior-year period.

Nine Months Ended September 30, 2019 Financial Ratios
The loss ratio was 0.0% in both nine-month periods in 2019 and 2018. The loss ratio results were due to no loss and loss adjustment expenses incurred in either nine-month period.

The acquisition cost ratio was 11% compared with 8.1% for the same period last year. The increase in the acquisition cost ratio was due to overall higher weighted-average acquisition costs on reinsurance contracts in force during the nine-month period ended September 30, 2019 compared with the nine-month period ended September 30, 2018.

The expense ratio was 228.2% compared with 53.8% for the first nine months of 2018. The increase in the expense ratio was due primarily to lower net premiums earned and lower net income from derivative instruments during the nine-months ended September 30, 2019 when compared with the same period last year.

The combined ratio was 228.2% compared with 53.8% for the same period last year. The increase was due to lower net premiums earned and lower net income from derivative instruments during the nine-months ended September 30, 2019 when compared with the same nine-month period ended September 30, 2018.

Management Commentary
“Our conservative risk management underwriting focus allowed us to remain unaffected by the devastation caused by Hurricane Dorian on the Atlantic Coast, Typhoon Hagibis in Japan, the recent California wildfires and various other devastating events worldwide,” said Oxbridge Re Holdings President and Chief Executive Officer Jay Madhu. “This also marks the second year of deploying our side car and we are pleased with the results thus far. With a strong cash and restricted cash position, our equity currently translates to a book value of $1.39 per common share. Looking ahead, we remain optimistic about the long-term prospects for our business as we continue to evaluate additional opportunities for growth as well further diversification of risk.”

Conference Call
Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.OxbridgeRe.com.

Date: Tuesday, November 4, 2019
Time: 4:30 p.m. Eastern time
Live call toll-free number: 844-369-8770
Live call international number: 862-298-0840

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Issuer Direct at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge's website at www.OxbridgeRe.com until December 5, 2019.

Toll-free replay number: 877-481-4010
International replay number: 919-882-2331
Conference ID: 55846

About Oxbridge Re Holdings Limited

Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge Re's licensed reinsurance subsidiaries, Oxbridge Reinsurance Limited and Oxbridge RE NS, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company's ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols "OXBR" and "OXBRW," respectively. The company's ordinary shares are included in the Russell Microcap Index.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company's expectations or any related events, conditions or circumstances change.

-Tables to follow-

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At September 30, 2019	At December 31, 2018
	(Unaudited)
Assets
Investments:
Fixed-maturity securities, available for sale, at fair value (amortized cost of $991 in 2018)	$-	993
Equity securities, at fair value (cost of $612 and $210 respectively)	584	162
Total investments	584	1,155
Cash and cash equivalents	6,137	8,074
Restricted cash and cash equivalents	1,915	3,225
Accrued interest and dividend receivable	11	15
Premiums receivable	837	-
Deferred policy acquisition costs	82	-
Operating lease right-of-use assets	140	-
Prepayment and other assets	73	74
Property and equipment, net	11	18
Total assets	$9,790	12,561

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$107	4,108
Notes payable to Series 2019-1 noteholders	600	-
Unearned premiums reserve	744	-
Operating lease liabilities	140	-
Accounts payable and other liabilities	226	139
Total liabilities	1,817	4,247

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,733,587 shares issued and outstanding)	6	6
Additional paid-in capital	32,253	32,226
Accumulated Deficit	(24,286)	(23,920)
Accumulated other comprehensive income	-	2
Total shareholders’ equity	7,973	8,314
Total liabilities and shareholders’ equity	$9,790	12,561

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Statements of Income (unaudited)
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)

Revenue
Assumed premiums	$-	47	1,116	2,627
Change in loss experience refund payable	-	-	-	(225)
Change in unearned premiums reserve	279	653	(744)	(1,148)

Net premiums earned	279	700	372	1,254
Net income from derivative instruments	-	397	-	773
Net investment and other income	54	100	182	280
Net realized investment gains(losses)	-	(61)	3	(237)
Change in fair value of equity securities	17	118	20	22

Total revenue	350	1,254	577	2,092

Expenses
Net loss on commutation	-	-	-	8
Policy acquisition costs and underwriting expenses	31	63	41	101
General and administrative expenses	264	305	808	981

Total expenses	295	368	849	1,090

Income (loss) before (income) attributable to Series 2019-1 noteholders	55	886	(272)	1,002

(Income) attributable to Series 2019-1 noteholders	(70)	(234)	(94)	(296)

Net (loss) income	(15)	652	(366)	706

(Loss) Earnings per share
Basic and Diluted	(0.00)	0.11	(0.06)	0.12

Dividends paid per share	-	-	-	-

Performance ratios to net premiums earned:
Loss ratio	0.0%	0.0%	0.0%	0.0%
Acquisition cost ratio	11.1%	9.0%	11.0%	8.1%
Expense ratio	105.7%	33.5%	228.2%	53.8%
Combined ratio	105.7%	33.5%	228.2%	53.8%